                        [Birmingham Utilities Inc. LOGO]

CONTACTS: JOHN TOMAC, BIW LIMITED   JOAN HUWILER, RWA    DAN MEANEY, CT WATER
          (203) 735-1888            (203) 401-2772       1-800-428-3985 X 3016

         BIRMINGHAM UTILITIES ANNOUNCES SALE OF COMPANY TO SOUTH CENTRAL
             REGIONAL WATER AUTHORITY AND CONNECTICUT WATER COMPANY
       RWA TO ACQUIRE ANSONIA DIVISION, CWC TO ACQUIRE EASTERN OPERATIONS

     ANSONIA, CONNECTICUT - JUNE 29, 2007 - BIW Limited, the parent company of
Birmingham Utilities and Birmingham H2O Services, announced today that it has signed an agreement to sell the company to the South Central Connecticut
Regional Water Authority (RWA) of New Haven, CT for $23.75 per share, or approximately $40 million. RWA will acquire the 9,500 Birmingham Utilities customers in Ansonia, Derby, and Seymour. As part of the transaction,
Connecticut Water will pay $3.5 million for the assets of Birmingham Utilities'
Eastern Division, which has 2,200 customers in 15 towns.

     Betsy Henley-Cohn, Chairwoman of Birmingham commented, "We believe this transaction is in the best interests of our shareholders, ratepayers, and the communities we serve." She indicated, "Through this transaction, Birmingham
Utilities is able to ensure that our customers' needs will continue to be met while our shareholders receive a fair return for their investments in this water system."

     "This is great news for Regional Water and Birmingham customers," said
David Silverstone, president and CEO of the South Central Connecticut Regional
Water Authority said. "As provision of water become more complex, the size and the economy of scale indicate that this merger will maintain the affordability of water. The region as a whole benefits from this merger. We have a long-standing commitment to deliver high-quality water, along with excellent customer service. We look forward to meeting the long term water supply needs of the region."

     The innovative partnership between the RWA and Connecticut Water to purchase Birmingham Utilities, allows the acquisition to proceed in a way that is consistent with the RWA's enabling legislation, which limits its water utility acquisitions to the towns in its district. The Ansonia operations are within the RWA district and the remaining systems more closely fit in the
Connecticut Water service area.

     "BUI has done an excellent job of investing needed capital in these systems and making substantial improvements in the infrastructure and quality of service. We look forward to building on this solid foundation," said Eric W.
Thornburg, Connecticut Water president and CEO. He added the acquisition of
BUI's Eastern Operations fits well with the company's growth strategy. "We have considerable experience in the acquisition, integration, and operation of other water utilities, having acquired 26 water systems since 1985. We will work tirelessly to serve these new customers and the communities in which they live."

     John S. Tomac, Birmingham President noted, "All BUI customers will benefit from being served by larger utilities that have additional resources and personnel to invest in future system improvements over the long-term." Tomac observed, "I am very pleased the company is being sold to two Connecticut based organizations, both of which have long-standing reputations of regulatory compliance and excellence in customer service."

     The acquisition is subject to approval by the shareholders of BUI and regulatory approval of the Authority's Representative Policy Board, as well as the Connecticut Department of Public Utility Control. This transaction is expected to be completed in approximately six months.

                                      # # #

Editors note:

About the South Central CT Regional Water Authority: It is a non-profit public corporation and political subdivision of the State of Connecticut. In 1980, the
Authority acquired the New Haven Water Company, an investor owned water utility, which was founded in 1849. It owns 26,000 acres of land, provides a wide array of recreational opportunities and provides water-related services. Through its
Whitney Water Center, the Authority provides hands-on water science programs to some 16,000 students annually.

About The Connecticut Water Company: It provides water to more than 83,000 customers, or nearly 300,000 people, in 41 towns in Connecticut, and is the largest subsidiary of Connecticut Water Service, Inc. (NASDAQ GS: CTWS), New
England's largest locally based investor owned water utility company. CTWS also provides water related services to residential, commercial and industrial customers as well as municipalities and other water utilities through its New
England Water Utility Service subsidiary.

About Birmingham Utilities, Inc.: BIW Limited is the parent company of
Birmingham Utilities and Birmingham H2O Services. Birmingham Utilities serves a total of 11,500 customers, with 9,500 in their Ansonia Division service towns of
Ansonia, Derby and Seymour. They serve an additional 2,200 customers in 32 water systems in their Eastern Division in the towns of Ashford, Colchester, Columbia,
Coventry, East Haddam, East Hampton, Hebron, Lebanon, Manchester, Storrs,
Marlborough, Moodus, Portland, Willington and Woodstock. BIW is traded on the
American Stock Exchange (AMEX: BIW). Trading of BIW stock was voluntarily suspended at the close of business on Thursday, June 28th pending this announcement.